(d)(7)(v)
FORM OF
December 4, 2007
Michael Gioffre
Senior Vice President
ING Investment Management Co.
10 State House Square
Hartford, CT 06103-3602

Dear Mr. Gioffre:
     Pursuant to Section 1 of the Sub-Advisory Agreement dated September 23, 2002, as amended (the “Agreement”), between ING Investments, LLC and ING Investment Management Co. we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Equity Dividend Fund (the “Fund”), a series of ING Equity Trust, effective December 4, 2007, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for each series, is attached to the letter.
     Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below.

Very sincerely,

By:
Name:
Title:

ACCEPTED AND AGREED TO:
ING Investment Management Co.

By:
Name:
Title:	, Duly Authorized

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

FORM OF
AMENDED SCHEDULE A
with respect to the
SUB-ADVISORY AGREEMENT
between
ING INVESTMENTS, LLC
and
ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)
ING Equity Dividend Fund	0.2925%

ING Financial Services Fund	0.4500% of first $30 million of assets
0.3375% of next $95 million of assets
0.3150% of assets in excess of $125 million

ING Fundamental Research Fund	0.3150% of first $500 million of assets
0.2925% of next $500 million
0.2700% of assets in excess of $1 billion

ING MidCap Opportunities Fund	0.4500% on first $500 million of assets
0.4050% thereafter

ING Opportunistic LargeCap Fund	0.3150% of first $500 million of assets
0.2925% of next $500 million
0.2700% of assets in excess of $1 billion

ING SmallCap Opportunities Fund	0.4500% of the first $100 million of assets
0.4050% of the next $150 million of assets
0.3600% of the next $250 million of assets
0.3375% of assets in excess of $500 million

ING SmallCap Value Choice Fund	0.3375%[1]

[1] as a percentage of average daily net assets under the management of ING Investment Management Co.